EXHIBIT 5.1

Newlan & Newlan, Ltd.
attorneys at law

800 Parker Square	972-899-4070
Suite 205	(fax) 877-796-3934
Flower Mound, Texas 75028	www.newlan.com

December 29, 2014

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:	Heavenstone Corp. Registration Statement on Form S-1

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Heavenstone Corp., a Nevada corporation (the “Company”), with the Securities and Exchange Commission.

The Registration Statement relates to the resale by the selling shareholders named in the Registration Statement of up to 909,423 shares of its common stock, par value $0.0001 per share (the “Shares”).

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion.  It is our opinion that the Shares of common stock to be sold by the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable.

The forgoing opinion is based upon the Act and Nevada laws, including, without limitation, the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement.  In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely.

NEWLAN & NEWLAN, LTD.

By: /s/ ERIC NEWLAN
Eric Newlan
President